Exhibit 99.1

Contact: Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100 NEWS RELEASE

Mission Resources Announces Resignation of Joseph G. Nicknish

HOUSTON, November 16, 2003 – Mission Resources Corporation (NASDAQ: MSSN) today announced that Joseph G. Nicknish has resigned from the Company. Mr. Nicknish has been with Mission since its merger with Bargo Energy in May 2001 and is leaving to pursue other business opportunities.

“Joe has played an important role in our success these past two years and we wish him the very best in his future endeavors,” said Robert L. Cavnar, Mission’s Chairman, President and Chief Executive Officer. “We are conducting a search for a Senior Vice President of Operations and Engineering and hope to announce a replacement as soon as possible.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

###

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com